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                                   EXHIBIT 12

                         AVCO FINANCIAL SERVICES, INC.

                  STATEMENT OF COMPUTATION OF NUMBER OF TIMES
                              FIXED CHARGES EARNED

                      NINE MONTHS ENDED SEPTEMBER 30, 1996
                             (Thousands of dollars)


Income
   Income before income taxes . . . . . . . . . . . . . . . . .    $223,297
                                                                   --------

   Fixed charges to be added back to income -

      Interest and debt expense . . . . . . . . . . . . . . . .     320,538
      Rentals (one-third of all rent and related costs
        charged to income)  . . . . . . . . . . . . . . . . . .      11,116
                                                                   --------

          Total fixed charges . . . . . . . . . . . . . . . . .     331,654
                                                                   --------

Income before income taxes and fixed charges  . . . . . . . . .    $554,951
                                                                   ========

Ratio
  Number of times fixed charges covered by income
    before income taxes and fixed charges . . . . . . . . . . .         1.7
                                                                        ===





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